Exhibit 10.13

                                                                 EXECUTION COPY


          AMENDED AND RESTATED EMPLOYMENT AGREEMENT FOR CHIEF EXECUTIVE

THIS AGREEMENT is dated as of March 12, 2004 and amends and restates the employment agreement dated as of June 12, 2003 between Shire Executive Services Inc., a Delaware corporation having its registered offices at 1209 Orange Street, Wilmington, Delaware (the "COMPANY"), and Matthew Emmens (the "EXECUTIVE").

The Company and the Executive agree that the Company shall employ the Executive and the Executive shall serve the Company as Chairman of the Board of Directors and Chief Executive Officer and shall serve Shire Pharmaceuticals Group plc ("SHIRE GROUP") as Chief Executive Officer and Shire US Inc. (an affiliate of the Company) as Chairman of its Board of Directors, in each case on the following terms and subject to the following conditions:

1.     COMMENCEMENT AND TERM

1.1 The Executive's employment with the Company commenced on March 12, 2003 ("COMMENCEMENT DATE").

1.2 The term of this Agreement shall continue, without further action by the Company or the Executive unless either party shall have given written notice to the other party, in the manner set forth in this Agreement.

2.     OBLIGATIONS DURING EMPLOYMENT

2.1    The Executive shall during the continuance of his employment:

       (a) serve as the Chief Executive Officer of Shire Group, as Chairman of the Board of Directors of Shire US Inc., and as Chairman of the Board of Directors and Chief Executive Officer of the Company, with all of the authority, duties and responsibilities commensurate with such positions and such other duties commensurate with his positions as are assigned to the Executive from time to time by the Board of Directors of Shire Group (the "BOARD"). The Executive shall report to the Board.

       (b) for no additional compensation, serve as the Chairman and/or Chief Executive Officer of any Affiliated Company, as that term is defined in Clause 14.1 herein if and so long as the Board so directs, perform and exercise the said duties and powers on behalf of any Affiliated Company and act as a director or other officer of any Affiliated Company; provided, in each case, that in connection with such position the Executive is provided with indemnification protection and Directors and Officers liability insurance coverage in accordance with Clause 4.1(j) hereof.


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       (c)    promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may reasonably require in connection with the business and affairs of Shire Group, the Company and any Affiliated Company for which he is required to perform duties;

       (d) devote his working time, attention, skill and efforts to the business and affairs of the Company, Shire US Inc., Shire Group and any Affiliated Company referred to in Clause 2.1(b), and shall not commence employment with, or serve as a consultant to, any other company (other than an Affiliated Company); provided, however, the foregoing shall not preclude the Executive from managing the Executive's investments and personal affairs and, with the consent of the Chairman of the Board, engaging in charitable and civic activities (including serving on the boards of directors of not-for-profit organizations) and serving on the boards of directors of for-profit entities, so long as such activities do not interfere with the Executive's performance of his duties hereunder;

       (e) work principally at the Company's offices in North Carolina until such time as the Executive and the Company mutually agree on a different United States location, but will also conduct such business travel as is reasonably required to perform his duties and obligations under this Agreement;

       (f) comply with Shire Group's written Code of Ethics Policy as in effect from time to time;

       (g) protect, promote, develop and extend the business interests and reputation of Shire Group; and

       (h) use all reasonable business efforts to comply with the lawful and reasonable written directions of the Board.

3.     FURTHER OBLIGATIONS OF THE EXECUTIVE

3.1 During the continuance of his employment the Executive shall not directly or indirectly carry on or be engaged, concerned or interested in any other business, trade or occupation otherwise than as a holder directly or through nominees (including for the purposes hereof through any trust whether established by the Executive or otherwise and whether discretionary or otherwise of which the Executive is a beneficiary) of more than three per cent (3%) in aggregate of any class of shares, debentures or other securities in issue from time to time of any company (or, if different, amounting to more than three per cent (3%) in terms of the economic value of all such shares and securities (whether by way of dividend or upon any return in capital) and/or voting or other rights attaching thereto in respect of any matters) which are for the time being quoted or dealt with on any recognized investment exchange (as defined by section 285(1)(a) of the UK Financial Services and Markets Act 2000), provided that nothing in this Clause 3.1


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       shall prevent the Executive from continuing to hold his current portfolio of investments in securities or from engaging in any of the activities set forth in Clause 2.1(d) hereof.

3.2 During the continuance of his employment the Executive shall in relation to any dealings in securities of Shire Group comply with applicable law and the regulations of any relevant stock exchanges affecting dealings in such securities.

4.     REMUNERATION AND BENEFITS

4.1 For all services rendered by the Executive in any capacity during the term of this Agreement to Shire Group and its Affiliated Companies, including as Chief Executive Officer of Shire Group and as Chairman of the Board of Directors and Chief Executive Officer of the Company and any Affiliated Company, and for his undertakings with respect to Intellectual Property, Restrictive Covenants and Confidential Information set forth in this Agreement, the Executive shall be entitled to the following during the continuance of his employment pursuant to this Agreement:

       (a) The Company shall pay the Executive a salary at the rate of $935,018 per year, which shall accrue from day to day, payable in regular installments in accordance with the normal payroll practices of the Company, but no less frequently than monthly. The salary shall be subject to review for increases by the Remuneration Committee of the Board of Shire Group (the "COMMITTEE") not less than annually with effect from 1 January in each year (although such salary shall not necessarily be increased each year). The Executive's annual salary, as increased from time to time during the term of this Agreement, being hereafter referred to as the "BASE SALARY";

       (b) Subject as stated below the Executive shall be entitled to receive a bonus from the Company in accordance with the rules and terms of Shire Group's bonus scheme in force from time to time, based on the achievement of performance goals determined in advance following discussion with the Executive. Such bonus, if any, shall be subject to a target bonus of fifty-five per cent (55%) of the Base Salary (such bonus, the "TARGET BONUS"), and a maximum bonus of one hundred per cent (100%) of Base Salary (such bonus, the "MAXIMUM BONUS"). Shire Group reserves the right to change any bonus terms from year to year consistent with this Clause 4.1(b).

       (c) Eligibility for participation in Shire Group's Executive Share Option Scheme as from time to time in effect, subject to the terms and conditions of such scheme. If the Executive is at any time granted options pursuant to a share option scheme of Shire Group, those options shall be subject to the rules of that scheme as in force from time to time, which rules shall not




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              form part of this Agreement. Upon the Executive's termination by the Company without Cause or his resignation for Good Reason, any options previously granted to the Executive by the Company or any of the Affiliated Companies shall vest in full and remain exercisable for at least three years (but in no event beyond the original option term) following the later of such employment termination or vesting; provided, however, that to the extent the vesting of any such options is subject to the attainment of performance criteria, any such options that are unvested at the time of employment termination shall vest only when and if such criteria are satisfied (as if the Executive's employment had not terminated). The Executive shall receive annual grants of Shire Group share options that have a value upon grant at least equal to three times his Base Salary and of Shire Group long term performance options that have a value upon grant at least equal to his Base Salary.

       (d) The Company shall pay the Executive a cash benefit of $30,000 per annum, representing the cash alternative to providing the Executive with a company car. This sum shall be payable in regular installments in accordance with the Company's normal payroll cycle. In addition to the cash benefit described above, the Company shall reimburse the Executive for fees reasonably incurred for ground transportation in connection with the performance of his duties hereunder in accordance with Clause 4.1(i).

       (e) Participation in all health, welfare, savings and other Executive benefit and fringe benefit plans (including but not limited to health insurance, short term disability, long term disability, and dental insurance plans) in which other senior U.S.-based employees of Shire US Inc. participate during the term of this Agreement, subject in all events to the terms and conditions of such plans as in effect from time to time, including the right of Shire US Inc. to modify, terminate or amend any such plan. Life insurance shall be provided as discussed in Clause 4.1(f) below.

       (f) Life insurance, which in the event of his death during the continuance of his employment shall pay to his eligible dependents (subject only to the discretion of the trustees of the appropriate policy) a lump sum equal to a minimum of four (4) times his then Base Salary. If such lump sum exceeds the aggregate amount permitted under the policies otherwise applicable to the Executive, an additional policy shall be purchased for the Executive to make up for such shortfall. The Executive will co-operate with the Company in any way reasonably necessary in order for the Company or an Affiliated Company to procure such life insurance, including but not limited to, submitting himself for such medical examination as may reasonably be required of him in connection therewith from time to time.

       (g) Participation in Shire US Inc.'s 401(k) Savings Plan and Supplemental Executive Retirement Plan (SERP) or similar plans. The Company shall




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              contribute each year a total amount equal to thirty per cent (30%)
              of the Executive's Base Salary to one or more of a combination of retirement plans (including, without limitation, those set forth in the preceding sentence). Such contributions shall be in addition to the Executive's Base Salary. The contributions and timing of contributions shall be made in accordance with the applicable plan document provisions and applicable Internal
              Revenue Service limitations. Nothing in this Clause 4.1(g) shall preclude the Company from amending or terminating any such plan at any time.

       (h) Thirty (30) working days paid vacation in each calendar year (in addition to the usual public holidays), or such greater number as may be available in accordance with Shire Group's policy from time to time to be taken at a time or times as shall be reasonably convenient to Shire Group. The Executive shall not be entitled to carry forward any annual holiday entitlement not taken by him for any reason from one holiday year to the next without the prior written consent of the Chairman of the Board (such consent not to be unreasonably withheld). Upon the termination of his employment, the Executive's entitlement to accrued holiday pay shall be calculated on a pro rata basis in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid to the Executive in addition to payment in lieu of any holidays not taken in previous holiday years.

       (i) Reimbursement of all reasonable business expenses properly incurred by the Executive in the performance of the Executive's duties hereunder, in accordance with usual and customary Shire Group policies. In addition, the Company will pay (i) all reasonable out-of-pocket attorneys' fees and financial advisory fees incurred by the Executive in connection with the evaluation and negotiation of this Agreement, and (ii) to the extent, if any, such payment would be taxable to the Executive, an additional amount to the Executive to place him in the same after-tax position he would have occupied had the Company not paid such fees. It is specifically agreed that the Executive shall be reimbursed for non-commercial flight expenses he reasonably incurs for travel in connection with the performance of his duties hereunder in an amount equal to the price prevailing on the date of travel for a first class ticket on a major carrier on the same route.

       (j) The Company shall, and shall cause Shire US Inc., Shire Group, and each Affiliated Company for which the Executive serves as an officer or director, to indemnify the Executive and hold him harmless to the fullest extent permitted by laws applicable to such entity and such entity's organizational documents in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney's fees and expenses) resulting from the Executive's good faith




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              performance of his duties and obligations with such entity or as the fiduciary of any benefit plan of such entity. To the extent permitted by applicable laws and the applicable organizational documents of any such entity, the Company shall, and shall cause such entity, within 30 days of presentation of invoices, to reimburse the Executive for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by the Executive in connection with any such indemnifiable matter. Directors' and Officers' insurance coverage for the benefit of the Executive, to the extent provided for the other officers and directors of Shire Group, shall cover the Executive in respect of acts or omissions committed during his employment hereunder, whether claims are made during or within the period of seven years after the termination of the employment hereunder.

       (k) At all events, the Executive shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available to the most senior executives of Shire Group or U.S.-based Affiliated Companies (including, without limitation, those relating to group medical, dental, long-term disability and life insurance) on terms no less favorable in the aggregate (without respect to the tax treatment of such benefits) than those applicable to any other such executive of Shire Group or any U.S.-based Affiliated Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and to the extent legally permissible in light of the Executive's status as a director of a UK company, provided that nothing contained herein shall restrict Shire Group's (and such Affiliated Company's) right to modify, amend or terminate any such plan or arrangement.

5.     INTELLECTUAL PROPERTY

5.1 For the purposes of this Clause 5, the term "IPRS" means any and all patents, trade and service marks, unregistered design rights, registered design rights, trade and business names, copyrights (including copyright in software), database rights, topography rights and all other intellectual property rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

5.2 If the Executive creates, makes, authors, originates, conceives or writes (either alone or with others) any works, designs, innovations, inventions, improvements, processes, get-ups or trade marks in the course of his employment with the Company ("WORKS"):

       (a) the Executive will promptly disclose to Shire Group and the Company full details of any such inventions, processes, improvements or other Works;



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       (b)    all IPRs in and to such Works owned by the Executive shall solely legally and beneficially vest in Shire Group immediately upon their creation without any payment to the Executive;

       (c) the Executive hereby irrevocably and unconditionally waives, in favor of Shire Group, its licensees and successors-in-title any and all moral rights conferred on the Executive in relation to the Works (existing or future); and

       (d) the Executive shall not knowingly do anything, or omit to do anything, to imperil the validity of any patent or protection, or any application therefore, relating to any of the Works.

5.3 To the extent such rights and IPRs do not so vest in Shire Group, the Executive hereby (i) assigns to Shire Group all future copyright, database rights and unregistered design rights in the Works and (ii) in respect of all other rights and IPRs agrees to assign to Shire Group all of the Executive's right, title and interest (including without limitation all IPRs) in the Works.

5.4 The Executive hereby irrevocably authorizes Shire Group to be his attorney, and to make use of his name and to sign and execute any documents and/or perform any act on his behalf, for the purpose of giving to Shire Group the full benefit of the provisions of this Clause 5 and, where permissible, to obtain patent or other protection in respect of any of the Works in the name of Shire Group or Shire Group's nominee.

5.5 The Executive shall from time to time, both during his employment under this Agreement and thereafter, at the request and expense of Shire Group, promptly do all things and execute all documents reasonably necessary to give effect to the provisions of this Clause 5 including, without limitation, all things reasonably necessary to obtain and/or maintain patent or other protection in respect of any Works in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Works in Shire Group or Shire Group's nominee.

5.6 For the avoidance of doubt, the provisions of this Clause 5 shall apply to any rights (including, without limitation, any IPRs) in the Works arising in any jurisdiction, and the provisions of this Clause 5 shall apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction.

6.     CONFIDENTIALITY

6.1 The Executive shall not (other than in the good faith performance of his duties or with the prior written consent of the Board or unless ordered by a court of competent jurisdiction) at any time either during the continuance of his




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       employment hereunder or after its termination knowingly disclose or communicate to any person or use for his own benefit or the benefit of any person other than Shire Group, the Company or any Affiliated Company any confidential information which may come to his knowledge in the course of his employment hereunder concerning the business or finances of Shire Group or any of its Affiliated Companies including the Company or of any of its suppliers, agents, distributors or customers, and the Executive shall, during the continuance of his employment hereunder, use his best endeavors (and following any termination thereof his reasonable endeavors) to prevent the unauthorized publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through the default of the Executive or under applicable law or the action of any court. Notwithstanding the foregoing, the Executive, Shire Group and the Affiliated Companies (and each employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.

6.2 All notes and memoranda of any trade secret or confidential information concerning the business of Shire Group, the Company or the Affiliated Companies or any of its or their suppliers, agents, distributors, customers or others which shall have been acquired, received or made by the Executive during the course of his employment shall be the property of Shire Group and shall be surrendered by the Executive to someone duly authorized in that capacity at the termination of his employment or at the request of the Board at any time during the course of his employment.

6.3 Without prejudice to the generality of Clause 6.1 the following is, for the avoidance of doubt, a non-exhaustive list of matters which in relation to Shire Group and its Affiliated Companies are considered confidential and must be treated as such by the Executive (for the purposes of this Agreement):

       (a) any trade secrets of Shire Group, the Company or any Affiliated Company;

       (b) any information in respect of which Shire Group, the Company or any Affiliated Company is bound by an obligation of confidence to any third party;

       (c) customer lists and details of contacts with or requirements of customers; and



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       (d)    any invention, technical data, know-how, instruction or operations manual or other manufacturing or trade secrets of the Group and their clients/customers.

6.4 The Executive shall comply with any reasonable written policy produced by Shire Group concerning the Executive's ability to either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to the business or affairs of Shire Group, the Company or any Affiliated Company or to any of its or their officers, employees, customers/clients, suppliers, distributors, agents or shareholders or to the development or exploitation of Works or IPRs (as defined in Clauses 5.1 and 5.2). For the purpose of this Clause, "media" shall include television (terrestrial, satellite and cable) radio, newspapers and other journalistic publications.

7.     TERMINATION OF EMPLOYMENT

7.1 The employment of the Executive shall be terminable by either the Executive or the Company, acting in accordance with the directions of the Board, giving to the other notice of termination in writing commencing at any time; provided, however, that a notice period of six months shall apply to any termination by the Executive without Good Reason.

7.2 Death or Disability. The Executive's employment hereunder shall terminate automatically upon the Executive's death and may be terminated by the Company, acting in accordance with the directions of the Board, due to the Executive's Disability; provided that prior to such Disability termination the Executive shall receive his full compensation and benefits hereunder. For purposes of this Agreement, "DISABILITY" shall mean the Executive's failure to perform his duties for Shire Group or the Company on a full-time basis for 180 days within any 270-day period by reason of mental or physical incapacity or illness. A termination for Disability shall be effective following 30 days' written notice by the Company to the Executive of termination due to Disability, provided that such notice is provided to the Executive at a time when he has satisfied the aforesaid criteria and continues to suffer from such Disability. In the case of the Executive's death or Disability, the Company shall pay to the Executive's beneficiaries or estate, as appropriate, (i) his then current accrued and unpaid Base Salary through the date of such event, as well as one hundred per cent (100%) of any accrued and unpaid bonus for any complete fiscal years preceding the year of termination, (ii) a pro rata portion of the Executive's bonus for the performance year in which the Executive's termination occurs (determined by multiplying the amount the Executive would have received had employment continued through the end of the performance year, as determined by the Committee in good faith, by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company



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       and the denominator of which is 365) (the "PRO RATA BONUS"), and (iii)
       other benefits and payments to which the Executive is then entitled at law or under any benefit program, including accrued but unpaid vacation or holiday pay, if any, and unreimbursed expenses.

7.3 Cause. The Executive may be terminated for Cause by the Company, acting in accordance with the directions of the Board, pursuant to this Clause
       7.3. For purposes of this Agreement, the Executive shall be subject to a termination for Cause only if he:

       (a) willfully and intentionally commits any serious breach or, to the extent warned at least 30 days in advance by the Board in writing of the same, any persistent breach, of any of the material terms or conditions contained in this Agreement, but only if such breach has a material adverse impact on Shire Group economically or reputationally;

       (b) is guilty of any willful gross misconduct in connection with the performance of his duties or the business or affairs of Shire Group, the Company or any Affiliated Company for which he is required to perform duties, which misconduct has a material adverse impact on Shire Group economically or reputationally; or

       (c) is convicted of a felony (other than a traffic violation or by reason of vicarious liability) that impairs his ability substantially to perform his duties with Shire Group.

       For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be considered "willful" or done "willfully" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of Shire Group, the Company or any of the Affiliated Companies. The Executive shall not be deemed to have been terminated for Cause unless notice thereof is given in advance and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose of making a determination of whether Cause for termination exists (after a reasonable opportunity for the Executive to be heard before the Board) finding that, in the good faith opinion of the Board, Cause as set forth above exists, and accompanied by a specification of the particulars thereof. Any termination of the Executive by the Company prior to the completion of the foregoing procedures shall be deemed to be a termination without Cause.

       In the case of the Executive's termination for Cause, the Company shall pay to the Executive (i) his then current accrued and unpaid Base Salary through the effective date of his termination as well as one hundred per cent (100%) of any accrued and unpaid bonus for any years preceding the year of termination (it



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       being expressly agreed that the Executive shall have no rights to receive a bonus in respect of the year in which termination occurs), and (ii) other benefits and payments to which the Executive is then entitled at law or under any benefit program, including accrued but unpaid vacation or holiday pay, if any, and unreimbursed expenses.

7.4 Without Cause; Good Reason. The Company, acting in accordance with the directions of the Board, may terminate the Executive's services hereunder without Cause, and the Executive may terminate his services hereunder for Good Reason, in either case at any time following the required written notice as set forth in Clause 7.1. "GOOD REASON" shall mean, without the Executive's consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the expiration of the thirty (30) calendar day period following receipt by the Company and Shire Group of the Executive's notice (which notice shall be transmitted to the Company and Shire Group in the same manner) of the existence of circumstances that provide a basis for the Executive to terminate his employment for Good Reason, describing such circumstances in reasonable detail: (a) an adverse change in the Executive's title as Chief Executive Officer of Shire Group, as Chairman of the Board of Directors and Chief Executive Officer of the Company, or as Chairman of the Board of Directors of Shire US Inc., the Executive's involuntary removal from the Board of Directors of the Company, the Board, or Shire US Inc., or failure of the Executive to be elected to the Board of Directors of the Company, the Board or Shire US Inc., or the assignment to the Executive of duties, responsibilities or authority materially inconsistent therewith (in the case of any of the foregoing, other than by reason of the Executive's termination by the Company for Cause), (b) a substantial diminution in the Executive's duties, responsibilities or authority, taken as a whole (except during periods when the Executive is unable to perform all or substantially all of the Executive's duties or responsibilities as a result of the Executive's physical or mental incapacity), (c) a change in location of the Executive's office to a location more than 35 miles from its current location, or (d) a material breach of this Agreement or the Ratification and Guaranty, which breach remains uncured for 30 calendar days after written notice thereof by the Executive to the Company and to Shire Group. Notwithstanding the foregoing, the following shall not constitute "Good Reason": a one-time change in location of the Executive's office from North Carolina to either the Cincinnati, Ohio metropolitan area or the Rockville, Maryland metropolitan area, provided that in connection with such relocation the Executive's moving, house-hunting and temporary housing costs are fully covered by the Company at no after-tax cost to him, the Company protects him against a loss on the equity value of his North Carolina home, and, at the Executive's option, a third party relocation company (the "Facilitator") purchases such home in accordance with common practice. The equity loss protection described in the preceding sentence shall apply solely with respect to a sale of the home (i) to the Facilitator or
       (ii) to another party in a bona fide arm's length transaction, in either case within one year of such relocation. In the event the Company terminates the Executive's employment



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       without Cause, or the Executive terminates his employment for Good
       Reason, the Company shall pay or provide to the Executive (i) his then current accrued and unpaid Base Salary through the effective date of his termination as well as one hundred per cent (100%) of any accrued and unpaid bonus for any completed fiscal years preceding the year of termination, (ii) in a lump sum within 30 calendar days after such termination, an additional amount equal to one year of Base Salary plus, to be decided in the absolute discretion of the Committee, an amount in lieu of annual bonus (which may be up to an amount equal to the Target Bonus), (iii) the Pro Rata Bonus, (iv) an additional amount equal to thirty per cent (30%) of his Base Salary in lieu of Company contributions to the retirement plans in which the Executive participates pursuant to Clause 4.1(g) of this Agreement, (v) payment of the premiums for the Executive's continued medical and dental coverage under COBRA for one year following termination, provided, however, that such payment shall cease at such time as the Executive commences participation in a subsequent employer's group health plan, (vi) $30,000 in lieu of the Executive's car benefit pursuant to Clause 4.1(d) of this Agreement,
       (vii) an amount equal to the actual amount incurred by the Executive in premiums for the amount of life insurance coverage set out in Clause 4.1(f) of this Agreement for the one-year period following termination; and (viii) other benefits and payments to which the Executive is then entitled at law or under any benefit program, including accrued but unpaid vacation or holiday pay, if any, and unreimbursed expenses.

7.5 Without Good Reason. The Executive may terminate his employment hereunder without Good Reason in accordance with the notice provision set forth in Clause 7.1. In the event the Executive terminates his employment without Good Reason, the Company shall pay to the Executive (i) his current accrued and unpaid Base Salary through the effective date of his termination as well as one hundred per cent (100%) of any accrued and unpaid bonus for any completed fiscal year preceding the year of termination (it being expressly agreed that the Executive shall have no rights to receive a bonus in respect of the year in which termination occurs) and (ii) other benefits and payments to which the Executive is then entitled at law or under any benefit program, including accrued but unpaid vacation or holiday pay, if any, and unreimbursed expenses.

7.6 Upon the termination of the Executive's employment (for whatever reason and howsoever arising):

       (a) the Executive shall not take away, conceal or destroy, but shall immediately deliver up to Shire Group, all documents (which expression shall include but without limitation notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) relating to the business or affairs of Shire Group, the Company or any Affiliated Company or any of their clients/customers, shareholders, employees, officers, suppliers, distributors and agents (and the Executive shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to Shire Group, the Company or any Affiliated Company which may then be in his possession or under his control; provided, however, that Shire Group shall thereafter make copies of any such items available to him, if necessary, in defending any claims as a result of his position as an officer and director of Shire Group, the Company or any of the Affiliated Companies; provided, further, that the Executive shall be permitted to retain
              (i) his personal rolodex, address book, and other similar items of a personal nature, and (ii) any materials provided to him in his capacity as a director of the Board, the Board of Directors of the Company, or the board of directors of any Affiliated Company, to the extent that the foregoing would apply to non-employee directors of such bodies if their service were to terminate at the same time as the Executive's employment termination;

       (b) the Executive shall, without prejudice to any rights of the Executive arising as a result of the loss of his employment hereunder, immediately resign without claim for compensation from office as a director of Shire Group, the Company and any Affiliated Company and from any other office held by him in Shire Group, the Company or any Affiliated Company (but without prejudice to any claim he may have for damages for breach of this Agreement) and in the event of his failure to do so Shire Group is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board and/or to each such Affiliated Company; and

       (c) For two years from and after the date of the Executive's employment termination, neither the Executive, on the one hand, nor the Company, Shire Group or any of the Affiliated Companies formally, an officer or member of the Board of Directors of the Company or an officer of Shire Group or member of the Board, on the other hand, shall, directly or indirectly, issue or communicate any public statement or statement likely to become public that is damaging to the other. The foregoing shall not prohibit any party (a) from disclosing that the Executive is no longer employed by the Company, Shire Group or any of its Affiliated Companies, (b) from responding truthfully to any governmental investigation or inquiry related thereto, or any other law, subpoena, court order or other compulsory legal process or disclosure requirement, or (c), in the case of the Executive, from making traditional competitive statements in the course of promoting a competing business, so long as any such statements made by the Executive are not based on confidential information obtained during the course of the Executive's employment with the Company.

8.     EXECUTIVE'S COVENANTS

8.1 Noncompetition. In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of his employment with the Company and the positions he holds with Shire Group, Shire US Inc. and any of the Affiliated Companies, he has and shall continue to become familiar, with such entity's trade secrets and with other confidential information concerning Shire Group, the Company and any of the Affiliated Companies and that his services have been and shall be of special, unique and extraordinary value to Shire Group, the Company and any of the Affiliated Companies.

8.2 The Executive agrees that, during the Restricted Period (as defined in Clause 8.9), the Executive shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business which has a product (or which, within the following two years, is expected to have a product) that materially competes with the products of Shire Group as conducted or as proposed to be conducted (within the following two years) on the date on which the Executive's employment hereunder terminates and which generates (or is expected to generate within the following two years) at least ten per cent (10%) of Shire Group's annual revenues (any portion of an entity that so competes being referred to as a "COMPETITIVE BUSINESS"). In the event that any determination as to whether a business is a Competitive Business is unclear, the Executive and the Chairman shall discuss it in good faith.

8.3 Nothing contained in this Clause 8 shall prohibit the Executive from (i) providing services to any portion of an entity that is not a Competitive Business (unless such entity's Competitive Businesses account for forty per cent (40%) or more of the entity's overall annual revenues), or (ii) being a passive owner of not more than three per cent (3%) of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation. In the event that any determination under (i) of the preceding sentence is unclear, the Executive and the Chairman shall discuss it in good faith.

8.4 Nonsolicitation. In further consideration of the compensation to be paid to the Executive hereunder, during the Restricted Period, the Executive shall not directly or indirectly, through another person or entity (other than, solely during the continuance of his employment hereunder, in connection with the Executive's performance of his duties to Shire Group, the Company and any of the Affiliated Companies (as such duties relate to the termination of employees that the Executive, in good faith, reasonably believes to be in the best interests of Shire Group, the Company and any of the Affiliated Companies)), induce or attempt to induce any employee of any such entity to leave the employ of such entity, or in any way interfere with the relationship between Shire Group, the Company and any of the Affiliated Companies and any employee thereof. The provisions of this Clause 8.4 shall not be violated by the Executive if the Executive acts as a reference for any such person or as a result of general advertising by a future employer of the Executive.

8.5 In further consideration of the compensation to be paid to the Executive hereunder, during the Restricted Period, the Executive shall not directly or indirectly, through another person or entity, other than in connection with the Executive's performance of his duties to Shire Group, the Company and any of the Affiliated Companies, hire any person who was an employee of Shire Group, the Company and any of the Affiliated Companies at any time during the three (3) months prior to such hiring. The provisions of this Clause 8.5 shall not be violated by the Executive if the Executive acts as a reference for any such person or as a result of general advertising by a future employer of the Executive.

8.6 In further consideration of the compensation to be paid to the Executive hereunder, during the Restricted Period, the Executive shall not directly or indirectly, through another person or entity (other than, solely during the continuance of his employment hereunder, in connection with the Executive's performance of his duties to Shire Group, the Company and any of the Affiliated Companies (as such duties relate to actions that the Executive, in good faith, reasonably believes to be in the best interests of Shire Group, the Company and any of the Affiliated Companies)), induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Shire Group, the Company and any of the Affiliated Companies (such persons shall collectively be referred to as the "RESTRICTED PERSONS") to cease doing business with such entity, or in any way interfere with the relationship between any such Restricted Persons and Shire Group, the Company and any of the Affiliated Companies. The provisions of this Clause 8.6 shall not be violated by the Executive if the Executive acts as a reference for any such person or as a result of general advertising by a future employer of the Executive.

8.7 The obligations imposed on the Executive by this Clause 8 extend to him acting not only on his own account but also on behalf of any other firm, company or other person and shall apply whether he acts directly or indirectly.

8.8 It is agreed between the parties that whilst the restrictions set out in this Clause 8 are considered fair and reasonable for the protection of the Company's, Shire Group and its Affiliated Companies' business and trade secrets, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges or activities set out in this Clause 8 it would not be void, then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render this Clause 8 valid and enforceable.

8.9 The "RESTRICTED PERIOD" is the continuance of his employment hereunder and for one year thereafter.

9.     CHANGE OF CONTROL

9.1      For the purposes of this Clause 9:

       (a)    "RELEVANT EVENT" means either:

              (i) the termination by the Company in accordance with the directions of the Board of the Executive's employment (other than for Cause); or

              (ii)   the Executive's Good Reason termination,

              in contemplation of, or within the period of 12 months following the date of a Change of Control.

       (b) "CHANGE OF CONTROL" means, where any person (other than any Affiliated Company) either alone or together with any person acting in concert with him obtains "control" of Shire Group as defined in section 840 of the Income and Corporation Taxes Act 1988.

9.2 If a Relevant Event occurs the Company shall pay to the Executive within 14 (fourteen) days of that Relevant Event a lump sum equal to the aggregate of:

       (a) the value of his then current Base Salary for the period of one year;

       (b) an amount in lieu of annual bonus (which may be up to an amount equal to the Maximum Bonus) to be decided in the absolute discretion of the Committee;

       (c) $30,000 in lieu of the Executive's car benefit pursuant to Clause 4.1(d) of this Agreement;

       (d) payment of the premiums for the Executive's continued medical and dental coverage under COBRA for one year following termination; provided, however, that such payment shall cease at such time as he commences participation in a subsequent employer's group health plan;

       (e) an amount equal to the actual amount incurred by the Executive in premiums for the amount of life insurance coverage set out in Clause 4.1(f) of this Agreement for the one year period following termination;

       (f) an amount equal to thirty per cent (30%) of the Executive's Base Salary in lieu of the Company's contributions to the retirement plans in which the Executive participates pursuant to Clause 4.1(g) of this Agreement; and

       (g)    the Pro Rata Bonus.

       In addition, upon the occurrence of a Relevant Event and to the extent permissible under the rules of the applicable equity scheme or arrangement and applicable law, all options, restricted stock, and other equity awards issued to the Executive relating to shares of the Company, Shire Group, or any Affiliated Company shall vest in full and become immediately exercisable, and shall remain exercisable by the Executive through the remainder of the original term of such awards, subject to earlier termination in accordance with the rules of the applicable scheme (other than items relating to a termination of employment). Upon the occurrence of a Relevant Event the Executive shall also receive any other benefits and payments to which he is then entitled at law or under any benefit program, including accrued but unpaid vacation or holiday pay, if any, and unreimbursed expenses.

9.3 Exhibit A attached hereto shall apply to payments and benefits provided to the Executive in accordance with its terms.

10.    DIRECTORSHIP

       The Executive shall not, save at the request or with the consent of the Board, or in connection with a voluntary termination of employment:

       (a)    voluntarily resign as a director of Shire Group or the Company;

       (b) willfully do or fail to do anything which causes him to be prohibited by law from continuing to act as a director; or

       (c) voluntarily and willfully do or refrain from doing any act whereby his office as a director of Shire Group or the Company is or becomes liable to be vacated;

       in each case, provided that with respect to such directorship the Executive has the indemnification protection and liability insurance coverage set forth in Clause 4.1(j) hereof.

11.    DATA PROTECTION

       The Executive consents to Shire Group, the Company or any Affiliated Company holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable laws and regulations. The Executive also consents to the transfer of such personal information to other offices the Company may have or to an Affiliated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Executive's employment where it is necessary or desirable for the Company to do so.

12.    NOTICES

12.1 Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally, is sent by first class registered or recorded delivery pre-paid post (air mail if overseas), is sent by internationally recognized private express courier (such as DHL, FedEx, TNT or UPS), or is transmitted by fax with the sender retaining a confirmatory receipt of such transmission, addressed, as applicable, to the attention of (i) the Company's Corporate Secretary, with a copy to the attention of the General Counsel of Shire Group, at each such entity's registered office, or (ii) the Executive at his address of record, as reported to the Company's Human Resources Department from time to time.

12.2 Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received three (3) days after posting or sending by express courier (six (6) days if sent by air mail and one (1) day if transmitted by fax) and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was properly addressed, stamped and posted. Any notice delivered personally shall be deemed to be received when delivered to the address provided for in Clause 13.1.

13.    MISCELLANEOUS

13.1 The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract or of any other obligations legally binding upon him. Shire Group hereby warrants that the individuals signing this Agreement and the attached Guaranty on behalf of Shire Group, the Company, and any Affiliated Company are duly authorized to do so without any further action required and that this Agreement (and Guaranty) shall be enforceable upon execution.

13.2 This Agreement supersedes all previous agreements of a similar nature between the parties or any Affiliated Company, including without limitation, any term sheet prepared in connection with the Executive's employment hereunder. This Agreement contains the entire understanding of the parties and of the Executive and Shire Group and any other Affiliated Companies with respect to employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties and between the Executive and Shire Group and any other Affiliated Companies with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto and specifically approved by the Committee.

13.3 Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

13.4 In the event that one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

13.5 Except where prohibited by law, all amounts payable to the Executive hereunder shall be subject to required tax withholding but shall otherwise not be subject to offset.

13.6 This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.7 The Company will provide the Executive with paid financial and tax counseling in an amount equal to the actual costs incurred but (subject to the next sentence) not to exceed $30,000 per year, plus an additional amount to place the Executive in the same after-tax position he would have occupied had he not received such amount. Such financial and tax counseling benefits will be no less favorable than those provided to other senior executives of Shire Group.

13.8 Unless otherwise indicated, all amounts referred to in this Agreement are denominated in United States dollars.

14.    DEFINITIONS AND INTERPRETATION

14.1 In this Agreement, a reference to "AFFILIATED COMPANY" means Shire Pharmaceuticals Group plc and any entity that is from time to time a direct or indirect subsidiary (as "subsidiary" is defined in Section 424 of the Internal Revenue Code of 1986, as amended) of Shire
       Pharmaceuticals Group plc, including the Company.

14.2 The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

14.3 References in this Agreement to Clauses are references to clauses in this Agreement.

14.4 Any reference in this Agreement to the employment of the Executive is a reference to his employment by the Company, whether or not during the currency of this Agreement.

14.5 Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it.

14.6 Except in the instances where equitable relief is specifically authorized hereunder, any dispute arising under or in connection with this Agreement shall be resolved by binding arbitration conducted before one (1) arbitrator sitting in New York, in accordance with the rules and regulations of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event Executive shall be determined by the arbitrator to have prevailed in such arbitration, the Company shall pay the costs and legal fees and disbursements incurred by Executive in such arbitration and preparation therefor. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware and in enforcing the decision of any arbitration hereunder or in seeking equitable relief the parties to this Agreement hereby submit to the exclusive jurisdiction of the Federal and State Courts domiciled in the State of New York.

14.7 Without effect as to the survival of any other provisions of this Agreement intended to survive the termination or expiration of the Executive's employment, the obligations contained in Clauses 4.1(c), 4.1(h), 4.1(j), 5, 6, 7, 8, 9, 11, 12, and 14 hereof shall survive the termination or expiration of the Executive's employment with the Company.

                                                                  EXECUTION COPY

IN WITNESS whereof this Agreement has been executed on the date first above written.


SHIRE EXECUTIVE SERVICES INC.            EXECUTIVE


Officer:
          --------------------------     ---------------------------

Title:                                   Mr. Matthew Emmens
          --------------------------

                                    EXHIBIT A

       (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (each, a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

       (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "ACCOUNTING FIRM") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

       (c) The Executive shall notify the company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

       (i) give the Company any information reasonably requested by the Company relating to such claim,

       (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

       (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

       (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

       (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

       (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.

                                    EXHIBIT B

                            RATIFICATION AND GUARANTY

       Shire Pharmaceuticals Group plc and Shire US Inc. (each, a "GUARANTOR") hereby confirm and ratify the Agreement and agree (i) to the provisions thereof and (ii) to be bound by such provisions. For value received and to induce the Executive to enter into the foregoing Agreement with the Company, each Guarantor, jointly and severally, hereby irrevocably guarantees to the Executive the prompt performance and payment of all obligations of the Company to the Executive under the Agreement. This is a guarantee of performance and payment and not of collection. The obligations of each Guarantor under this guarantee shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement: (i) the waiver by the Executive or the Company of the performance or observance of any provision of the Agreement; (ii) the modification or amendment (whether material or otherwise) of any of the obligations of the Company or the Executive under the Agreement; (iii) any failure, omission or delay on the part of the Executive to enforce, assert or exercise any right conferred on the Executive in the Agreement or otherwise; or (iv) any bankruptcy, insolvency or reorganization of, any arrangement or assignment for benefit of creditors, by or any trusteeship with respect to, to the Company or any of its assets. Each Guarantor specifically agrees to be subject to the arbitration and dispute resolution procedures set forth in Section 15.6 of the Agreement and to the jurisdiction of the state and federal courts in the State of New York, agrees to be bound by an arbitrator's determinations in any arbitration by the Company and the Executive, agrees not to assert arguments of forum non conveniens and agrees that service upon it may be made by registered mail, return receipt requested. Each Guarantor shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all its business, assets or stock to expressly assume this guarantee in a writing delivered to the Executive and to fulfill the obligations hereunder as if no succession had taken place. Notwithstanding anything herein to the contrary, the obligations of Shire Pharmaceuticals Group plc under this Ratification and Guaranty shall not apply to any extent satisfaction of such obligations would cause Sections 310 or 311 of the UK Companies Act of 1985 to be violated.

                               SHIRE PHARMACEUTICALS GROUP PLC


                               By:
                                      ------------------------------------
                                      Name:
                                      Title:


                               SHIRE US INC.


                               By:
                                      ------------------------------------
                                      Name:
                                      Title: